Exhibit 10.2

August 27, 2025

Re: Special Cash Award – Myles J. Lambert

Dear Mr. Lambert:

Brighthouse Services, LLC (“Brighthouse”) values your specialized skills and institutional knowledge of the business. As an incentive for you to remain with Brighthouse, you will be eligible to receive:
A one-time lump sum special cash award (“Award Payment”) equal to $1,000,000 so long as you remain actively employed at Brighthouse from the date of this letter through July 1, 2027 (the “Award Period”). Subject to the terms of this letter, you will receive the Award Payment within 30 days following the end of the Award Period.
The Award Payment will be processed through the Brighthouse payroll system and is subject to all applicable federal, state and local tax withholdings and deductions.
The other terms and conditions for the Award Payment are as follows:
1.If your employment with Brighthouse terminates for any reason other than a Qualified Termination (defined below), you will forfeit your eligibility to receive any portion of the Award Payment, and no payment will be made to you.
2.In order to remain eligible to receive the Award Payment, you must always meet Brighthouse management’s expectations for satisfactory performance of your job responsibilities during the Award Period.
3.You agree that, in keeping with your responsibilities as an employee of Brighthouse, you will: (a) devote your full time and best efforts to the business of Brighthouse, including its affiliates, successors and assigns, and (b) comply with your obligations to maintain the confidentiality of Brighthouse’s business information, including the information set forth in your Agreement to Protect Corporate Property, the terms of which are not altered by this letter agreement. If you fail to comply with your obligations under such agreement, you will forfeit your eligibility to receive any portion of the Award Payment, and no payment will be made to you.
4.If you experience a Qualified Termination during the Award Period, you will remain eligible to receive the Award Payment, and, notwithstanding anything to the contrary in this letter, you will receive the Award Payment within 60 days following the date of such Qualified Termination so long as you execute and do not revoke a general release in favor of Brighthouse and its affiliates in the form prescribed by Brighthouse. For purposes of this letter, “Qualified Termination” has the meaning provided under the Brighthouse Executive Severance Pay Plan, as amended and/or restated from time to time.

5.The Award Payment is separate and distinct from your regular pay for work performed during the Award Period and any other compensation you are eligible or entitled to receive. Except with respect to the Brighthouse Services, LLC Savings Plan and Trust and the Brighthouse Services, LLC Auxiliary Savings Plan, the amount of such payments will be excluded from benefits eligible earnings for all compensation and benefits purposes including, but not limited to, any other retirement or pension plans, welfare plans and arrangements, bonus and incentive programs, and paid time off allowances.
6.The Award Payment is intended to be exempt from the requirements of Internal Revenue Code Section 409A pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4).
This letter contains the complete terms and conditions of the Award Payment being offered to you, and no previous promises or agreements, oral or written, regarding the subject matter of this letter agreement will remain in effect. The terms of this letter will be governed by North Carolina law (without regard to choice-of-law principles) and may not be changed, modified or otherwise terminated, in whole or in part, unless agreed to in writing by an authorized officer in Human Resources at Brighthouse. If any term of this letter is found invalid, it will not affect the enforceability of the rest of the terms of this letter. This letter does not restrict Brighthouse in setting the terms and conditions of an employee’s employment in any way. You remain an employee-at-will, and both Brighthouse and you remain free to discontinue your employment with Brighthouse. This letter does not create any third-party beneficiaries. Brighthouse management will interpret and administer the terms of this letter in its discretion and will make any determination necessary. Such determinations will be final and binding. References in this letter to “Brighthouse” will be read to include its successors and assigns.

We value your expertise and experience and look forward to our shared future successes. If the terms of this letter are acceptable to you, please sign and date this letter where indicated below.
Sincerely,
/s/ Vonda Huss
Vonda Huss, Chief Human Resources Officer

Your signature below indicates that you acknowledge and agree to the provisions described above:
/s/ Myles Lambert                    8/30/2025
Myles Lambert                         Date